Exhibit 10.2

Amendment 4 to

First Amendment and Restatement of

ALLIANT TECHSYSTEMS INC.

2000 STOCK INCENTIVE PLAN

The First Amendment and Restatement of the Alliant Techsystems Inc. 2000 Stock Incentive Plan, as amended, is hereby further amended as follows:

Section 4(c) of the Plan is amended to read in its entirety as follows:

(c) Adjustments.  In the event that an equity restructuring, as defined as a nonreciprocal transaction between the Company and its stockholders that causes the per-share fair value of the Shares underlying an Option or similar Award to change (e.g., stock dividend, stock split, spinoff, etc.), has occurred, the Committee shall make an equitable adjustment to (i) the number and type of Shares (or other securities) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award.

In the event that the Committee shall determine that an event other than an equity restructuring, as defined above, affects the Shares such than an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award.

Capitalized terms used herein and not defined herein shall have the respective meanings assigned to them in the Plan.

Except as expressly amended herein, the Plan shall remain in full force and effect in accordance with its terms and provisions.